UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 18, 2009

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16244 (Commission File Number)	11-2989601 (IRS Employer Identification No.)

Terminal Drive, Plainview, New York  11803

(Address of principal executive offices)

(516) 677-0200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02  Termination of a Material Definitive Agreement.

On December 18, 2009, Veeco Instruments Inc. elected to terminate, effective December 31 2009, its credit agreement dated August 20, 2007 with HSBC Bank USA, National Association, as administrative agent, and the lenders named therein (as amended, the “Credit Agreement”).  With the proceeds of its recent equity offering, together with existing cash balances, Veeco determined that there was no longer a need for this $30 million credit facility.  The termination of the Credit Agreement will eliminate future commitment fees, restrictive covenants and collateral pledges which were part of this facility.  As of December 18, 2009, there were no borrowings outstanding under the Credit Agreement but there was a letter of credit outstanding of approximately $0.5 million, which letter of credit will be continued and/or replaced under a separate arrangement with one of the lenders.

The information in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall this information be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

December 23, 2009	By:	/s/ Gregory A. Robbins
Gregory A. Robbins
Senior Vice President and General Counsel